                                                                     EXHIBIT 8.1




                                  July 7, 2005

To the Persons Listed on
     the Appendix hereto

        Re:  Advanta Business Card Master Trust
             AdvantaSeries Class A(2005-A2) Asset Backed Notes
             --------------------------------------------------

Ladies and Gentlemen:

     We have acted as special counsel to Advanta Bank Corp. and Advanta Business Receivables Corp. (both as described below) and to Advanta Business Card Master Trust, a common law trust organized under the laws of the State of Delaware (the "Issuer") as issuer of the asset backed notes described below in connection with the transactions described in (a) the Trust Agreement dated as of August 1, 2000 (the "Trust Agreement") between Advanta Business Receivables Corp., a Nevada corporation, as Transferor (the "Transferor") and Wilmington Trust Company, a Delaware corporation, as owner trustee (the "Owner Trustee"); (b) the Master Indenture dated as of August 1, 2000 (the "Master Indenture") between the Issuer, as issuer, and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), a New York banking corporation, as indenture trustee (the "Indenture Trustee"); (c) the Transfer and Servicing Agreement dated as of August 1, 2000 (the "Transfer and Servicing Agreement") among the Transferor, Advanta Bank Corp., a Utah industrial bank, as servicer (the "Servicer"), and the Issuer, as issuer; (d) the AdvantaSeries Indenture Supplement dated as of November 1, 2004 (the "AdvantaSeries Indenture Supplement") between the Issuer and the Indenture Trustee; (e) the Class A(2005-A2) Terms Document dated as of July 7, 2005 between the Issuer and the Indenture Trustee (the "Terms Document"); (f) the form of Class A(2005-A2) Asset Backed Notes (the "Offered Notes") to be issued by the Trust; (g) the Receivables Purchase Agreement dated as of August 1, 2000 (the "Receivables Purchase Agreement") between the Servicer, as seller, and the Transferor, as purchaser, pursuant to which the Servicer has agreed to sell and the Transferor has agreed to purchase certain credit card receivables (the "Receivables"); and (h) the Administration Agreement dated as of August 1, 2000 (the "Administration Agreement") between the Issuer and the Servicer, as administrator.

     The Transferor has conveyed and has agreed to convey from time to time additional Receivables to the Issuer, and the Issuer proposes to issue the Offered Notes (which will be offered pursuant to a prospectus dated June 29, 2005 (the "Prospectus") and a prospectus supplement dated June 29, 2005 (the "Class A(2005-A2) Prospectus Supplement")). Terms used and not defined herein that are defined in the Trust Agreement or in the Master Indenture shall have the meanings provided in the Trust Agreement or the Master Indenture, as the case may be.

To the Persons Listed on
   the Appendix hereto
July 7, 2005
Page 2 of 5


     We have reviewed originals or copies, identified to our satisfaction, of the Trust Agreement, the Master Indenture, the Transfer and Servicing Agreement, the AdvantaSeries Indenture Supplement, the Terms Document, the Receivables Purchase Agreement, the Administration Agreement, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

     In rendering this opinion, we have assumed that the Offered Notes will be issued in accordance with the Trust Agreement, the Master Indenture, the AdvantaSeries Indenture Supplement and the Terms Document; that the Issuer will be governed by the terms of the Trust Agreement, and that the parties thereto (including the Noteholders) will comply with the terms of the Trust Agreement and the other agreements referred to above. We have relied on representations from the Servicer contained in an officer's certificate, a copy of which is attached hereto, that none of the Receivables are secured by real property, and that 100% of the beneficial interest in the Trust will be owned directly by the Servicer. We have not independently verified the accuracy of these representations.

     Based upon the foregoing, and subject to the qualifications stated herein, we are of the opinion that, for Federal income tax purposes:

     1. although no transaction closely comparable to that contemplated herein has been the subject of any Treasury regulation, revenue ruling or judicial decision, the Issuer will not be classified as an association or as a publicly traded partnership taxable as a corporation for Federal income tax purposes. As a result, we are of the opinion that the Issuer will not be subject to Federal income tax; and

     2. although no transaction closely comparable to that contemplated herein has been the subject of any Treasury regulation, revenue ruling or judicial decision, the Offered Notes will be characterized as debt for Federal income tax purposes.

There are no existing regulations under section 385 of the Code defining instruments as equity or indebtedness for Federal income tax purposes. Furthermore, there are no controlling regulations, published rulings, or judicial decisions involving securities with terms substantially the same as the Offered Notes that discuss, for Federal income tax purposes whether the securities constitute equity or debt. In general, whether a transaction constitutes the issuance of indebtedness for Federal income tax purposes is a question of fact, the resolution of which is based primarily upon the economic substance of the instruments and the transaction pursuant to which they are issued rather than the form of the transaction or the manner in which the instruments are labeled. The Internal Revenue Service and the courts have set forth various factors to be taken into account in determining whether or not a transaction constitutes the issuance of indebtedness for Federal income tax purposes, which we have reviewed as they apply to this transaction. Therefore, our opinion regarding the characterization of the Offered Notes as debt for Federal income tax purposes is based upon rulings and judicial decisions under the Code involving situations that we consider to be analogous and an analysis of all of the facts and circumstances surrounding the issuance and sale of the Offered Notes.

To the Persons Listed on
   the Appendix hereto
July 7, 2005
Page 3 of 5



     3. the issuance of the Offered Notes will not adversely affect the tax characterization as debt of Notes of any outstanding Series, Class or Tranche that were characterized as debt for Federal income tax purposes at the time of their issuance; and

     4. the issuance of the Offered Notes will not cause or constitute an event in which gain or loss would be recognized by any Noteholder.

     You should be aware that this opinion represents conclusions as to the application to the Issuer and the Notes of existing law, regulations, and administrative rules and practices. Our analysis is based on provisions of the Internal Revenue Code of 1986, and the Treasury Regulations promulgated thereunder as in effect on the date hereof and on existing judicial and administrative interpretations thereof. These authorities are subject to change and to differing interpretations, which could apply retroactively. Our opinion is not binding on the courts or the Internal Revenue Service. We do not express any opinion, either implicitly or otherwise, on any issues not expressly addressed herein.

     The foregoing opinions are being rendered for the benefit only of the addressees listed on the Appendix attached hereto in connection with the transactions contemplated by the documents referred to above and may not be disclosed to, quoted to or relied upon by any other person or entity or for any other purpose without the express prior written consent of the undersigned. However, each of you (and each of your employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by the documents referred to herein and all materials of any kind (including opinions or other tax analyses) that are provided to you relating to such tax treatment and tax structure. This opinion letter is based upon the current state of the law and facts as of the date hereof and we hereby expressly disclaim any obligation to advise you of any changes that may occur hereafter with respect to any of the matters addressed herein.

     We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the registration statement of which the Prospectus is a part and the use of our name under the captions "Summary of Terms -- Tax Status" and "Legal Matters" in the Prospectus Supplement and "Prospectus Summary -- Tax Status" and "Legal Matters" and "Federal Income Tax Consequences" in the Prospectus.

                                                Very truly yours,

                                    /s/ Wolf, Block, Schorr and Solis-Cohen LLP
                                ------------------------------------------------
                                      WOLF, BLOCK, SCHORR and SOLIS-COHEN LLP

                                    APPENDIX
                                    --------

Advanta Business Card Master Trust
c/o Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, Delaware  19890-0001

Advanta Business Receivables Corp.
2215 B Renaissance Drive,
Suite 5
Las Vegas, Nevada 89119

Advanta Bank Corp.
11850 South Election Road
Draper, Utah 84020

Merrill Lynch, Pierce, Fenner & Smith
  Incorporated,
as a Representative of the Underwriters
4 World Financial Center, 10th Floor
New York, New York  10080

Deutsche Bank Trust Company Americas,
  as Indenture Trustee
60 Wall Street, 26th Floor
New York, New York 10005

Deutsche Bank Securities Inc.
  as a Representative of the Underwriters
60 Wall Street, 19th Floor
New York, New York 10005

Moody's Investors Service, Inc.
99 Church Street
New York, New York 10007

Standard & Poor's Ratings Services,
a division of The McGraw-Hill Companies, Inc.
55 Water Street
New York, New York 10041

Wilmington Trust Company,
  as Owner Trustee
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890-0001

                               ADVANTA BANK CORP.

     In connection with the opinion that Wolf, Block, Schorr and Solis-Cohen LLP ("Wolf Block") proposes to render regarding certain federal tax matters in connection with the execution and delivery of the Class A(2005-A2) Terms Document, we recognize that Wolf Block will be relying on this certification as part of the factual basis for its opinion and hereby certify to you as follows:

     None of the Receivables transferred to the Trust are secured by real property, and we will not in the future transfer to the Trust any Receivables that are secured by real property;

     One hundred percent of the beneficial interest in the Trust is owned directly by Advanta Bank Corp.; and

     We will take or cause to be taken such acts or actions as may be necessary to ensure that the Trust complies with the private placement safe harbor from publicly traded partnership status (within the meaning of Section 7704 of the Internal Revenue Code of 1986) set forth in Treasury Regulation Section 1.7704-1(h)(1).

     Capitalized terms that are used but not defined herein shall have the meanings ascribed thereto in the opinion of Wolf Block delivered to us on the date hereof.

                                           ADVANTA BANK CORP.


                                           By:__________________________________
                                           Name:  Michael Coco
                                           Title: Vice President and Treasurer

Dated: July 7, 2005